Remy International Announces NASDAQ Listing

PENDLETON, Ind./December 12, 2012/PRNewswire – Remy International, Inc. (NASDAQ:REMY), a leading worldwide manufacturer, remanufacturer, and distributor of starters and alternators for light vehicle and commercial vehicle applications, locomotive products and hybrid electric motors, today announced that its common shares will be listed on The NASDAQ Stock Market LLC (NASDAQ) under the ticker symbol "REMY” beginning Thursday, December 13, 2012. Remy’s shares were previously listed on the OTC under the ticker “RMYI”.

President and CEO John Weber, along with the company’s executive team, will celebrate the company’s trading on NASDAQ by ringing the ceremonial opening bell on Monday morning, December 17th.

“This is an exciting milestone for all of us at Remy,” said Weber, “and a significant event for our customers, investors, and partners. Becoming a publicly-traded company will accelerate growing the business.”

Remy also successfully completed its Employee Stock Purchase Plan (ESPP) offering.

“I would like to thank our investors for their confidence in us,” continued Weber. “I would especially like to thank our employees around the world. Even in this challenging global economic environment, we continue to grow our share in the marketplace and deliver strong operating performance. This is a real testimony to our employees’ passion, dedication and excellence.”

About Remy International, Inc.
Founded by the Remy Brothers in 1896, Remy International, Inc. is a leading global manufacturer and remanufacturer of alternators, starter motors and electric traction motors. Headquartered in Pendleton, IN, with global operations across five continents and 10 countries, Remy International markets products under the Delco Remyۚ and Remyۚ brands. Known for innovation, efficiency, quality, and best-in-class customer service and support, Remy International’s products are integrated by leading industrial, specialty, automotive and heavy-duty OEMs, and aftermarket providers worldwide. We Start the World & Keep It RunningTM.

www.remyinc.com

Investor Contact:  Eric Struik Struik.eric@remyinc.com (765) 778-6848.
SOURCE Remy International, Inc.
A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.